EXHIBIT 10.1

CXO Executive Solutions A Hawkstone Capital portfolio company

Interim Services Agreement

September 21, 2026

Claude Zdanow

Onar Holdings, Inc

990 Biscayne Blvd, 5th Floor,

Miami, FL 33132.

Via Email: c@onar.com

Dear Claudet:

CXO Executive Solutions (“CXO”) is pleased that Onar Holdings, Inc. (“Company,” “you” or “your”) has selected CXO to provide you with an Interim Chief Financial Officer. The services (the “Services”) are summarized in this letter agreement and Exhibit A and Exhibit B attached hereto and incorporated herein (collectively, the “Agreement”) and will be performed by Kelly Anderson (the “Resource”). The Services will begin on or about October 1, 2026.

Engagement. The Resource is mutually approved and qualified to perform the Services. CXO will be solely responsible for determining the terms and payment of compensation and benefits for the Resource. You will be solely responsible for providing the Resource day-to-day supervision and direction necessary for the successful and timely completion of the Services. CXO will have no oversight, control, or authority over the Resource with respect to the Services. Company acknowledges that it is solely responsible for the sufficiency of the Services for its purposes. The Company will designate Claude Zdanow, CEO, to be responsible for overseeing and reviewing the Services and the Resource will report directly to such designated individual during the course of this engagement.

Fee. You will pay CXO a fee of $32,000.00 per month ( $20,000 in cash and $12,000 in preferred stock based at the latest valuation) plus milestone bonuses as outlined in Schedule B. As a condition to providing the Services, CXO requires a security deposit of two weeks of estimated work (the “Deposit”), which will only be used by us under the limited circumstances described on Exhibit A. The Deposit is due upon the execution of this Agreement.

Hiring Fees. You may hire the Resource at any time as your employee during the term of this engagement. The placement fee due upon hiring the Resource is 30% of the new employee’s starting base.

Expenses. You will reimburse the Resource directly for all reasonable and customary travel and out-of-pocket expenses incurred in connection with this Agreement.

469-389-8458 ◊ kelly@cxoexecs.com ◊ www. CXOexecutivesolutions.com

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CXO appreciates the opportunity to serve you and believes this Agreement accurately reflects our mutual understanding of the terms upon which the Services will be provided. CXO would be pleased to discuss this Agreement with you at your convenience. If the foregoing is in accordance with your understanding, please sign a copy of this Agreement and return it to my attention.

Sincerely,	Accepted & agreed: Onar Holdings, Inc.

Kelly Anderson, CPA Founder and CEO	Sign:	/s/ Claude Zdanow
	Print Name:	Claude Zdanow
	Title:	CEO
	Date:	09/30/2026

469-389-8458 ◊ kelly@cxoexecs.com ◊ www. CXOexecutivesolutions.com

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Exhibit A

Interim Services Agreement Standard Terms and Conditions

1. Payment Terms. CXO will prepare invoices weekly in arrears. Payments to CXO shall be made within five (5) days of receipt of invoice by check or by electronic transfer in accordance with the instructions set forth below or such alternative instructions as provided by CXO from time to time in its sole and absolute discretion. Any amounts not paid when due will be immediately assessed a service charge equal to the lesser of (i) one and one-half percent (1.5%) or (ii) the maximum amount allowed under applicable law with a similar charge assessed every ensuing thirty (30) day period until such amounts are paid in full.

Mailing information:	CXO Executive Solutions, LLC 3751 Main Street, Suite 600, #307 The Colony, TX 75056

Banking Information: Please use the following for making wire payments:

Bank Name and Address:	[****]
Beneficiary:	[****]
Beneficiary Account Number:	[****]
ABA Transit/Routing Number:	[****]
Reference in Body of document:	[****]

2. Deposit. In the event of a breach of this Agreement by the Company, CXO will be entitled to apply the Deposit to its or the Resource’s damages resulting from such breach. Upon the expiration or termination of this Agreement, CXO will return to the Company the balance of the Deposit remaining after application of any amounts to damages.

3. Effective Dates. This Agreement will be effective as of the earlier of (i) the date CXO begins providing Services to the Company, and (ii) date hereof.

4. Termination. Either party may terminate this Agreement by providing the other party a minimum of ten (10) days written notice. CXO will continue to provide, and the Company will continue to pay for, the Services until the effective date of such termination.

CXO may terminate this Agreement immediately upon written notice to the Company if: (i) the Company is engaged in or asks CXO or any Resource to engage in or ignore any illegal or unethical activity, or (ii) the Company fails to pay any amounts due to us under the Agreement when due. In the event that the Resource ceases to be a Partner or employee of CXO, or becomes incapacitated in a manner that renders the Resource unable to provide materials Services, upon the mutual agreement of the parties, the Resource may be replaced by another CXO professional.

469-389-8458 ◊ kelly@cxoexecs.com ◊ www. CXOexecutivesolutions.com

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5. Hiring the Resource after Termination of the Agreement. If, within the twelve (12) month period following the termination or expiration of this Agreement, Company or any of its parents, subsidiaries or affiliates employs any Resource, or engages any Resource as an independent contractor (collectively, the “Retention”), Company will promptly pay CXO a placement fee in an amount equal to thirty percent (30%) of CXO’s Annualized Fees within 30 days of the Retention. For purposes herein, “Annualized Fees” means: (i) the annualized base compensation if hired as an employee; or (ii) the hourly fees times 2,080 hours, if hired as an independent contractor.

6. Warranties and Disclaimers. Except as otherwise expressly set forth herein, it is understood that CXO does not have any obligation, contractual or otherwise, to Company other than to provide the Services using commercially reasonable efforts in accordance with industry standards. CXO disclaims all representations and warranties, whether express, implied or statutory, including, but not limited to any warranties of quality, performance, merchantability, or fitness of use or purpose. Without limiting the foregoing, CXO makes no representation or warranty with respect to the Resource or the Services provided hereunder, and will not be responsible for any action taken by you in following or declining to follow any of the Resource’s advice or recommendations. The Services provided by CXO and the Resource hereunder are for the sole benefit of Company and not any third parties. The Services will not constitute an audit, review, opinion, or compilation, or any other type of financial statement reporting or attestation engagement that is subject to the rules of the AICPA or other similar state or national professional bodies or laws and will not result in an opinion or any form of assurance on internal controls. It is incumbent on you to report any unsatisfactory performance of the Resource on a timely basis. If you are unsatisfied with the performance of the Resource, you may terminate the Resource or seek a replacement Resource. All services performed up through the notification of unsatisfactory performance will be considered valid and collectible.

7. Limitation of Liability and Indemnity.

(a) CXO’s liability in any and all categories and for any and all causes arising under this Agreement, or in any way related to this Agreement, whether based in contract, tort, negligence, strict liability or otherwise, will, in the aggregate, not exceed the actual fees paid by you to CXO over the previous two (2) months of the Agreement. In no event will CXO be liable for incidental, consequential, punitive, indirect or special damages, including, without limitation, interruption or loss of business, profit or goodwill. As a condition for recovery of any liability, you must assert any claim against CXO within three (3) months after discovery or sixty (60) days after the termination or expiration of the applicable Schedule under which the liability arises, whichever is earlier.

(b) You agree to indemnify CXO and the Resource to the full extent permitted by law for any losses, costs, damages, and expenses (including reasonable attorneys’ fees), as they are incurred, in connection with any cause of action, suit, or other proceeding arising in any way out of the provision of services to you pursuant to this Agreement.

469-389-8458 ◊ kelly@cxoexecs.com ◊ www. CXOexecutivesolutions.com

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8. Directors and Officers Insurance. During the term of this Agreement, Company will provide directors and officers liability insurance coverage for any Resource serving as an officer or executive of Company at no additional cost to CXO or the Resource. Furthermore, Company will maintain such insurance coverage with respect to occurrences arising during the term of this Agreement for at least five (5) years following the termination or expiration of the Agreement or will purchase a directors and officers extended reporting period or “tail” policy to cover the Resource for such five (5) year period. Company’s directors and officers’ insurance must be primary and non-contributory. Upon the execution of this Agreement and at any other time requested by CXO, Company will provide CXO a certificate of insurance evidencing that Company is in compliance with the requirements of this paragraph.

9. Governing Law, Arbitration, and Witness Fees.

It is acknowledged that this Agreement shall be construed and governed in accordance with the laws of the State of Texas and the rules, orders and regulations of the Department in effect at the time of the execution of this Agreement. If any legal action is filed pursuant to this Agreement such action must be filed in a court of competent jurisdiction in Denton County, Texas.

If the Resource is requested or authorized by Company or is required by government regulation, subpoena, or other legal process to produce documents or appear as witnesses in connection with any action, suit or other proceeding initiated by a third party against Company or by Company against a third party, Company will, so long as CXO is not a party to the proceeding for which the information is sought, reimburse CXO for its member’s or employee’s professional time (based on customary rates) and expenses, as well as the fees and expenses of its counsel, incurred in responding to such requests.

10. Miscellaneous.

(a) This Agreement is the entire agreement between the parties for professional services and supersedes any and all agreements, whether oral or written, between the parties with respect to its subject matter. No amendment or modification to this Agreement will be valid unless in writing and signed by both parties.

(b) If any portion of this Agreement is found to be invalid or unenforceable, such provision will be severed from the remainder of this Agreement and will not cause the invalidity or un-enforceability of the remainder of this Agreement, except to the extent that the severed provision deprives either party of a material portion of its bargain.

(c) Neither party will be liable for any delay or failure to perform under this Agreement (other than with respect to payment obligations) to the extent such delay or failure is a result of an act of God, war, earthquake, civil disobedience, court order, labor dispute, or other cause beyond such party’s reasonable control.

(d) Company may not assign its rights or obligations under this Agreement without the express written consent of CXO.

(e) Company agrees to reimburse CXO for all legal fees, costs and expenses (including cost of appeal or petitions) incurred by CXO related to the interpretation, enforcement or collection of any amounts due under this Agreement.

(f) Company agrees to allow CXO to use Company’s logo and name on CXO’s website and other marketing materials for the sole purpose of identifying Company as a client of CXO. CXO will not use Company’s logo or name in any press release or general circulation advertisement without Company’s prior written consent.

469-389-8458 ◊ kelly@cxoexecs.com ◊ www. CXOexecutivesolutions.com

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Exhibit B – Scope of Work

Interim CFO Services as outlined below

Compensation:

$32,000 per month $20,000 in cash, $12,000 in preferred stock, valued at the latest valuation report.

Milestone Bonuses:

$50,000 upon finalizing the audit for Purple acquisition

$100,000 upon successful uplisting to a national exchange.

469-389-8458 ◊ kelly@cxoexecs.com ◊ www. CXOexecutivesolutions.com

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